                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces First Quarter 2021 Results
•First quarter revenue of $234.4 million
•GAAP EPS loss for the quarter of $(0.28) per basic and diluted share and adjusted EPS loss of $(0.27) per basic and diluted share
•Overall volumes increased 26% sequentially with growth in both Industrial & Specialty Products and Oil & Gas Segments

Katy, Texas, April 30, 2021 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced a net loss of $20.8 million, or $(0.28) per basic and diluted share, for the first quarter ended March 31, 2021, compared with net income of $4.6 million, or $0.06 per basic and diluted share, for the fourth quarter of 2020.
Bryan Shinn, Chief Executive Officer, commented, "I am pleased with our strong financial and operational performance during the first quarter. We delivered impressive results which exceeded both revenue and Adjusted EBITDA expectations. Our volumes grew in both operating segments and we recently announced another price increase for our industrial and specialty products effective as of May 1st.
Industrial activity and commodity prices have rebounded from earlier this year and we are optimistic that markets are in the early stages of a broader recovery, particularly as we look ahead to the second half of 2021 and into 2022. We are well-positioned to benefit from and respond to this improving market dynamic.”
Shinn continued “As a leader in the industrial minerals market, we are poised to monetize a compelling new pipeline of specialty and performance products that serve traditional end markets such as housing, food and beverage, automotive, biopharma and energy as well as emerging sustainable industries including solar energy, wind power, cleaner air, green diesel, food quality, and energy-efficient buildings.
For our valued customers, we will continue to focus on ensuring that we consistently deliver the operational excellence you have come to expect from us.”

First Quarter 2021 Highlights
Total Company
•Revenue of $234.4 million for the first quarter of 2021 decreased 13% when compared with the first quarter of 2020 and increased 3% compared with $227.3 million in the fourth quarter of 2020. However, excluding the $27.2 million benefit in the Oil & Gas segment related to customer shortfall penalties in the fourth quarter, revenue increased 17% sequentially.
•Overall tons sold of 3.561 million for the first quarter of 2021 increased 26% compared with 2.827 million tons sold in the fourth quarter of 2020 and decreased 14% when compared with the first quarter of 2020.
•Contribution margin of $61.6 million for the first quarter of 2021 decreased 19% when compared with the first quarter of 2020 and decreased 31% compared with $89.9 million in the fourth quarter of 2020. However, excluding the $27.2 million benefit in the Oil & Gas segment related to customer shortfall penalties in the fourth quarter, contribution margin decreased 2% sequentially. In addition, costs associated with winter weather events as well as empty railcar moves and trucking inflation negatively impacted the first quarter.
•Adjusted EBITDA of $38.3 million for the first quarter of 2021 decreased 40% compared with $63.6 million in the fourth quarter of 2020. However, excluding the $27.2 million benefit in the Oil & Gas segment related to customer shortfall penalties in the fourth quarter, adjusted EBITDA increased 5% sequentially.

Industrial & Specialty Products (ISP)
•Revenue of $112.7 million for the first quarter of 2021 increased 5% compared with $106.9 million in the fourth quarter of 2020, and was virtually flat when compared with the first quarter of 2020.
•Tons sold totaled 0.984 million for the first quarter of 2021 increased 6% compared with 0.926 million tons sold in the fourth quarter of 2020, and increased 3% when compared with the first quarter of 2020.
•Segment contribution margin of $40.0 million, or $40.69 per ton, for the first quarter of 2021 increased 4% compared with $38.4 million in the fourth quarter of 2020, and decreased 8% when compared with the first quarter of 2020.

Oil & Gas
•Revenue of $121.7 million for the first quarter of 2021 decreased 22% when compared with the first quarter of 2020 and was virtually flat when compared with $120.3 million in the fourth quarter of 2020. However, excluding the $27.2 million benefit in the Oil & Gas segment related to customer shortfall penalties in the fourth quarter, revenue increased 31% sequentially.
•Tons sold of 2.577 million for the first quarter of 2021 increased 36% compared with 1.901 million tons sold in the fourth quarter of 2020, and decreased 20% when compared with the first quarter of 2020.
•Segment contribution margin of $21.5 million, or $8.36 per ton, decreased 35% when compared with the first quarter of 2020 and decreased 58% when compared with $51.5 million in the fourth quarter of 2020. However, excluding the $27.2 million benefit in the Oil & Gas segment related to customer shortfall penalties in the fourth quarter, segment contribution margin decreased 11% sequentially.
•The reduction in contribution margin is primarily related to positive accounting items discussed above and is consistent with the Company's fourth quarter comments on the expected contribution margin for the first quarter of this year.

Capital Update
As of March 31, 2021, the Company had $154.4 million in cash and cash equivalents and total debt was $1.240 billion. Capital expenditures in the first quarter totaled $3.5 million. During the first quarter of 2021, the Company generated $13.6 million in cash flow from operations aided by a $16 million tax refund. The Company remains focused on building on its fundamental operating successes, its disciplined approach to expanding its business, ensuring that it generates sustainable free cash flow and continuing to de-lever its balance sheet.
Outlook and Guidance
Looking ahead in 2021 and beyond, the Company is well positioned for sustainable, long-term growth. The Company has a strong portfolio of industrial and specialty products, supported by a robust pipeline of new products under development. It has implemented measures to leverage and further develop this industrial core, placing the Company on a long-term financially rewarding path.
In 2021, the Company is reinforcing its commitment to three strategic priorities: 1) growing its Industrial & Specialty Products segment, 2) repositioning its Oil & Gas segment, and 3) prioritizing free cash flow.

The Industrial & Specialty Products segment continues to prove its resiliency through cycles and is expected to consistently outpace U.S. GDP growth. In the second quarter, the Company expects Industrial & Specialty Products segment contribution margin to increase 5% to 10% sequentially.
The oil and gas industry is emerging from the worst downturn in recent oilfield history. As we progress through the year and into 2022 and economic activity rebounds and gains momentum, the Company expects a robust energy recovery. Given this backdrop, the Company anticipates second quarter sequential Oil & Gas contribution margin to be up 30 – 35%.
The Company fully expects to deliver positive free cash flow this year and reduce net debt by year end.
Conference Call
U.S. Silica will host a conference call for investors today, April 30, 2021 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13718876. The replay will be available through May 30, 2021.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 121-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities. The Company is headquartered in Katy, Texas.
Forward-looking Statements
This first quarter 2021 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing;

the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Total sales	$234,416	$227,277	$269,599
Total cost of sales (excluding depreciation, depletion and amortization)	176,989	141,418	201,317
Operating expenses:
Selling, general and administrative	26,224	27,777	30,052
Depreciation, depletion and amortization	41,348	39,964	38,449
Goodwill and other asset impairments	38	2,644	103,866
Total operating expenses	67,610	70,385	172,367
Operating (loss) income	(10,183)	15,474	(104,085)
Other (expense) income:
Interest expense	(17,711)	(16,155)	(22,277)
Other income, net, including interest income	2,605	8,758	17,671
Total other expense	(15,106)	(7,397)	(4,606)
(Loss) income before income taxes	(25,289)	8,077	(108,691)
Income tax benefit (expense)	4,354	(3,760)	36,086
Net (loss) income	$(20,935)	$4,317	$(72,605)
Less: Net loss attributable to non-controlling interest	(157)	(250)	(260)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(20,778)	$4,567	$(72,345)

(Loss) income per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.28)	$0.06	$(0.98)
Diluted	$(0.28)	$0.06	$(0.98)
Weighted average shares outstanding:
Basic	73,927	73,728	73,467
Diluted	73,927	74,328	73,467
Dividends declared per share	$—	$—	$0.02

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	March 31, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$154,411	$150,920
Accounts receivable, net	211,840	206,934
Inventories, net	106,151	104,684
Prepaid expenses and other current assets	24,321	23,147
Income tax deposits	410	628
Total current assets	497,133	486,313
Property, plant and mine development, net	1,333,317	1,368,092
Lease right-of-use assets	35,697	37,469
Goodwill	185,649	185,649
Intangible assets, net	157,219	159,582
Other assets	9,218	9,842
Total assets	$2,218,233	$2,246,947
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$127,123	$121,920
Current portion of operating lease liabilities	16,571	17,388
Current portion of long-term debt	40,200	42,042
Current portion of deferred revenue	13,956	13,545
Total current liabilities	197,850	194,895
Long-term debt, net	1,196,559	1,197,660
Deferred revenue	17,972	20,147
Liability for pension and other post-retirement benefits	34,543	48,169
Deferred income taxes, net	47,630	49,386
Operating lease liabilities	71,603	76,361
Other long-term liabilities	33,801	33,538
Total liabilities	1,599,958	1,620,156
Stockholders’ Equity:
Preferred stock	—	—
Common stock	832	827
Additional paid-in capital	1,203,922	1,200,023
Retained deficit	(416,267)	(395,496)
Treasury stock, at cost	(182,515)	(181,615)
Accumulated other comprehensive income (loss)	1,103	(8,479)
Total U.S. Silica Holdings, Inc. stockholders’ equity	607,075	615,260
Non-controlling interest	11,200	11,531
Total stockholders' equity	618,275	626,791
Total liabilities and stockholders’ equity	$2,218,233	$2,246,947

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Sales:
Oil & Gas Proppants	$121,697	$120,344	$155,715
Industrial & Specialty Products	112,719	106,933	113,884
Total sales	234,416	227,277	269,599
Segment contribution margin:
Oil & Gas Proppants	21,540	51,501	32,891
Industrial & Specialty Products	40,038	38,350	43,348
Total segment contribution margin	61,578	89,851	76,239
Operating activities excluded from segment cost of sales	(4,151)	(3,992)	(7,957)
Selling, general and administrative	(26,224)	(27,777)	(30,052)
Depreciation, depletion and amortization	(41,348)	(39,964)	(38,449)
Goodwill and other asset impairments	(38)	(2,644)	(103,866)
Interest expense	(17,711)	(16,155)	(22,277)
Other income, net, including interest income	2,605	8,758	17,671
Income tax benefit (expense)	4,354	(3,760)	36,086
Net (loss) income	$(20,935)	$4,317	$(72,605)
Less: Net loss attributable to non-controlling interest	(157)	(250)	(260)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(20,778)	$4,567	$(72,345)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(20,778)	$4,567	$(72,345)
Total interest expense, net of interest income	15,803	15,858	22,194
Provision for taxes	(4,354)	3,760	(36,086)
Total depreciation, depletion and amortization expenses	41,348	39,964	38,449
EBITDA	32,019	64,149	(47,788)
Non-cash incentive compensation (1)	4,574	3,068	2,847
Post-employment expenses (excluding service costs) (2)	363	428	613
Merger and acquisition related expenses (3)	194	143	609
Plant capacity expansion expenses (4)	41	825	2,190
Goodwill and other asset impairments (5)	38	2,644	103,866
Business optimization projects (6)	39	28	19
Facility closure costs (7)	502	1,377	1,097
Gain on valuation change of royalty note payable (8)	—	(8,263)	—
Other adjustments allowable under the Credit Agreement (9)	546	(817)	(15,207)
Adjusted EBITDA	$38,316	$63,582	$48,246

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	The three months ended March 31, 2021 and December 31, 2020 reflect impairment charges of $38 thousand and $2.6 million, respectively, related to intangible assets for the Industrial and Specialty Products segment. The three months ended March 31, 2020 reflect $103.9 million of asset impairments related to goodwill, long-lived assets, operating lease right-of-use assets and inventory related to idled facilities in our Oil & Gas Proppants segment.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. The gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(9)
Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended March 31, 2021 also included $0.8 million related to expenses incurred with severe winter storms during the first quarter, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase. See Note E - Business Combinations to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information. The three months ended December 31, 2020 also included $0.7 million of transload shortfalls and exit fees. The three months ended March 31, 2020 also included $1.6 million in severance costs and $17.6 million related to the gain attributable to the bargain purchase of Arrows Up.

U.S. Silica Holdings, Inc.
Investor Contact
Donald A. Merril
EVP and Chief Financial Officer
(301) 682-0302
merril@ussilica.com